SUPPLEMENT Dated January 3, 2011
To the Prospectus Dated April 30, 2010

ING Select Rate
Issued By ING Life Insurance and Annuity Company

This supplement updates the prospectus. Please read this supplement carefully and keep it with your copy of the prospectus for future reference. If you have any questions, please call our Customer Service
Center at 1-888-854-5950.

For Contracts issued in all states other than Minnesota please make the following changes:

1. Replace the table on page 1 in its entirety with the following:

Initial Guarantee Periods	Guarantee Periods for Renewals
5 to 10 years	1 year
(5, 6, 7 etc.)
è You select the Initial Guarantee Period for the Single Premium.	è We automatically apply the Accumulation
Value to the 1-year Guarantee Period at the end
of the Initial Guarantee Period, or each
succeeding Guarantee Period, as applicable,
until you give us alternative instructions.
¡ IMPORTANT NOTE: For Contracts
issued in Illinois, no renewals are
permitted. See pages 14 and 21.

2. Replace the third paragraph under the subheading Annuitant and Contingent Annuitant on page 10 in its entirety with the following:

Neither the Annuitant nor the Contingent Annuitant can be changed while he or she is still living. Permitted changes to the Annuitant:

If the Owner is an individual, and the Annuitant dies before the Annuity Commencement Date, the
Contingent Annuitant, if any, will become the Annuitant, if two Owners do not exist.
Otherwise, the Owner will become the Annuitant if the Owner is a natural person.
If two individual Owners exist, the youngest Owner will become the Annuitant.
The Owner, or joint Owners, must name an individual as the Annuitant if the Owner is age 90 or older (or age 85 or older if the Contract was issued prior to January 3, 2011) as of the date of the
Annuitant’s death. We require the Owner to have an insurable interest in the Annuitant. See page
22.

3. Replace the fourth sentence under the subheading Spousal Beneficiary Contract Continuation on page 20 in its entirety with the following:

Also, the surviving spouse may not continue the Contract if he or she is age 90 or older on the date of the
Owner’s death.

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4. Replace the first two paragraphs under the subheading Annuity Payments on page 21 in their entirety with the following:

Annuity Payments
The Contract provides for Annuity Payments. You can apply the Accumulation Value, plus the MVA (only if the adjustment would be positive), less any premium tax owed, to an Annuity Plan on any date following the first Contract Anniversary, which date we refer to as the Annuity Commencement Date. The Annuity
Commencement Date cannot be later than the Contract Anniversary on or next following the oldest Annuitant’s
90th birthday (or the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday if the
Contract was issued prior to January 3, 2011), unless:

We agree to a later date; or
The Internal Revenue Service publishes a final regulation or a revenue ruling concluding that an annuity contract with an Annuity Commencement Date that is later than the Contract Anniversary following the oldest Annuitant’s 90th birthday (or the Contract Anniversary on or next following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011) will be treated as an annuity for U.S. federal tax purposes.

Notice to Us is required at least 30 days in advance of the date you wish to begin receiving Annuity Payments after we issue the Contract. If you do not select an Annuity Commencement Date, you will be deemed to have selected the Contract Anniversary on or immediately following the oldest Annuitant’s 90th birthday (or the
Contract Anniversary on or next following the oldest Annuitant’s 85th birthday if the Contract was issued prior to January 3, 2011).

For Contracts issued in Florida please replace the disclosure under the subheading Right to
Examine and Return This Contract on page 23 in its entirety with the following:

You may return the Contract within 21 days of your receipt of it for any reason or no reason at all, which we refer to as the Right to Examine and Return this Contract. If so returned, we will promptly pay you the Accumulation
Value, adjusted for any Market Value Adjustment. See page 14. In the event that the Market Value Adjustment is negative, the amount we pay you could be less than the Single Premium.

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